Exhibit 99.1

1847 Holdings Initiates Transition to OTCQB Market
Following NYSE American Delisting Decision

Transition Accompanies Strong Revenue Growth,
Expanded Profitability, and Strengthened Balance Sheet

NEW YORK, NY / ACCESSWIRE / July 8, 2025 / 1847 Holdings LLC ("1847" or the "Company"), a holding company specializing in identifying overlooked, deep-value investment opportunities in middle market businesses, today announced that it has initiated the process to transition the trading of its common shares to the OTCQB® Venture Market, operated by OTC Markets Group Inc. The Company has submitted an application for quotation, which is currently under review. An update and confirmation of the trading commencement date will be provided upon approval.

“We are taking deliberate steps to ensure continued trading access and visibility for our shareholders,” said Ellery W. Roberts, CEO of 1847 Holdings. “We believe the OTCQB Market provides an efficient platform for companies like ours, and we intend to use this opportunity to continue strengthening our financial performance and balance sheet. Over the past year, we’ve delivered substantial improvements—revenue growth of more than 380% in Q1 2025, significant gross profit expansion, and meaningful debt reduction through strategic initiatives, including the divestiture of High Mountain Door & Trim Inc. for approximately $17 million and the sale of ICU Eyewear. We believe these actions underscore our disciplined approach to value creation and our strategy of acquiring, enhancing, and monetizing undervalued businesses. We are reaffirming our 2025 guidance of revenue expected to exceed $45 million and net income of approximately $1.3 million. For 2026, we anticipate revenue to surpass $60 million with net income rising to approximately $5.0 million. At the appropriate time, we plan to reapply for listing on a national securities exchange as we continue executing our strategy and building long-term shareholder value.”

The Company’s application follows a determination by NYSE American to delist its common shares. As previously disclosed, the Company appealed the initial staff determination; however, on July 1, 2025, a Listing Qualifications Panel affirmed the decision to proceed with delisting. Trading on NYSE American has been suspended since April 3, 2025, and a Form 25 is expected to be filed with the U.S. Securities and Exchange Commission to formally complete the delisting process.

Additional information, including the effective date of OTCQB quotation, will be provided as soon as practicable.

About 1847 Holdings LLC

1847 Holdings LLC (NYSE American: EFSH), a publicly traded diversified acquisition holding company, was founded by Ellery W. Roberts, a former partner of Parallel Investment Partners, Saunders Karp & Megrue, and Principal of Lazard Freres Strategic Realty Investors. 1847 Holdings' investment thesis is that capital market inefficiencies have left the founders and/or stakeholders of many small business enterprises or lower-middle market businesses with limited exit options despite the intrinsic value of their business. Given this dynamic, 1847 Holdings can consistently acquire businesses it views as "solid" for reasonable multiples of cash flow and then deploy resources to strengthen the infrastructure and systems of those businesses in order to improve operations. These improvements may lead to a sale or IPO of an operating subsidiary at higher valuations than the purchase price and/or alternatively, an operating subsidiary may be held in perpetuity and contribute to 1847 Holdings' ability to pay regular and special dividends to shareholders. For more information, visit www.1847holdings.com.

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Forward-Looking Statements

This press release may contain information about 1847 Holdings' view of its future expectations, plans and prospects that constitute forward-looking statements. All forward-looking statements are based on our management's beliefs, assumptions and expectations of our future economic performance, taking into account the information currently available to it. These statements are not statements of historical fact. Forward-looking statements are subject to a number of factors, risks and uncertainties, some of which are not currently known to us, that may cause our actual results, performance or financial condition to be materially different from the expectations of future results, performance or financial position. Our actual results may differ materially from the results discussed in forward-looking statements. Factors that might cause such a difference include but are not limited to the risks set forth in "Risk Factors" included in our SEC filings.

Contact:

Crescendo Communications, LLC
Tel: +1 (212) 671-1020
Email: EFSH@crescendo-ir.com